SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement [ ] Confidential, for Use of the Commission Only
                                    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                             Vodavi Technology, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

               ---------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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    2) Aggregate number of securities to which transaction applies:

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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
                             VODAVI TECHNOLOGY, INC.

            --------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  May 19, 1997
            --------------------------------------------------------



            The Annual Meeting of Stockholders of Vodavi Technology, Inc., a Delaware corporation (the "Company"), will be held at 9:00 a.m. on Monday, May 19, 1997, at the Company's corporate headquarters at 8300 East Raintree Road, Scottsdale, Arizona 85260, for the following purposes:

            1. To elect directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

            2. To ratify the appointment of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997.

            3. To transact such other business as may properly come before the meeting or any adjournment thereof.

            The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

            Only stockholders of record at the close of business on April 11, 1997 are entitled to notice of and to vote at the meeting.

            All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder of record attending the meeting may vote in person even if he or she previously has returned a proxy.

                                                  Sincerely,



                                                  Kent R. Burgess
                                                  Secretary

Scottsdale, Arizona
April 18, 1997

                             VODAVI TECHNOLOGY, INC.
                            8300 East Raintree Drive
                            Scottsdale, Arizona 85260

                              --------------------
                                PROXY STATEMENT
                              --------------------

                            VOTING AND OTHER MATTERS

General

         The enclosed proxy is solicited on behalf of Vodavi Technology, Inc., a Delaware corporation (the "Company"), by the Company's board of directors (the "Board of Directors") for use at the Annual Meeting of Stockholders to be held on Monday, May 19, 1997 at 9:00 a.m. (the "Meeting"), or at any adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held at the Company's corporate headquarters at 8300 East Raintree Road, Scottsdale, Arizona 85260.

         These proxy solicitation materials were first mailed on or about April 18, 1997, to all stockholders entitled to vote at the Meeting.

Voting Securities and Voting Rights

         Stockholders of record at the close of business on April 11, 1997 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, there were issued and outstanding 4,342,238 shares of the Company's Common Stock, $0.001 par value per share (the "Common Stock").

         The presence, in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding constitutes a quorum for the transaction of business at the Meeting. Each stockholder voting at the Meeting, either in person or by proxy, may cast one vote per share of Common Stock held on all matters to be voted on at the Meeting. Assuming that a quorum is present, the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the Meeting and entitled to vote is required (i) for the election of directors, and (ii) for the ratification of the appointment of Arthur Andersen LLP as the independent auditors of the Company for the year ending December 31, 1997.

         Votes cast by proxy or in person at the Meeting will be tabulated by the election inspectors appointed for the Meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Voting of Proxies

         When a proxy is properly executed and returned, the shares it represents will be voted at the Meeting as directed. If no specification is indicated, the shares will be voted (i) "for" the election of the nominees set forth in this Proxy Statement and (ii) "for" the ratification of the appointment of Arthur Andersen LLP as the independent auditors of the Company for the year ending December 31, 1997.

Revocability of Proxies

         Any person giving a proxy may revoke the proxy at any time before its use by delivering to the Company written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

Solicitation

         The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of the Company's directors and officers, personally or by telephone or telegram, without additional compensation.

Annual Report and Other Matters

         The 1996 Annual Report to Stockholders, which was mailed to stockholders with or preceding this Proxy Statement, contains financial and other information about the activities of the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials. The information contained in the "Compensation Committee Report on Executive Compensation" and "Performance Graph" below shall not be deemed "filed" with the Securities and Exchange Commission (the "SEC") or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         The Company will provide upon written request, without charge to each stockholder of record as of the Record Date, a copy of the Company's annual report on Form 10-K for the year ended December 31, 1996 as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by the Company in furnishing such exhibits. Any such requests should be directed to the Company's Secretary at the Company's executive offices set forth in this Proxy Statement.


                              ELECTION OF DIRECTORS

Nominees

         The Company's bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors or stockholders. All directors are elected at each annual meeting of the Company's stockholders until the next annual meeting of stockholders and until their successors are elected and qualified.

         A board of six directors is to be elected at the Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named below. All of the nominees currently are directors of the Company. In the event that any such nominee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.

         The following table sets forth certain information regarding the nominees for directors of the Company:

         Name                               Age              Position
         ----                               ---              --------

Steven A. Sherman.....................       51       Chairman of the Board
Glenn R. Fitchet......................       49       President, Chief Executive
                                                      Officer, and Director
Gilbert H. Engels.....................       68       Director
Stephen A McConnell...................       44       Director
Ki-Song Cho...........................       47       Director
William J. Hinz.......................       51       Director

         Steven A. Sherman has served as Chairman of the Board of the Company since March 1994. Mr. Sherman was a founder and served as the Chairman of the Board of Vodavi Technology Corporation, a predecessor of the Company, from 1983 until July 1988 and served as a director of Executone Information Systems, Inc. ("Executone") from July 1988 until January 1990. Mr. Sherman has served as Chairman of the Board and Chief Executive Officer of Novatel Wireless, Inc. since August 1996. Mr. Sherman also has served as a director of Main Street and Main Incorporated ("Main Street"), the world's largest franchisee of TGI Friday's restaurants, since June 1990 and served as Chairman of the Board of Main Street from June 1990 to August 1996 and as the Chief Executive Officer of Main Street from June 1990 until January 1996. Mr. Sherman is a principal of the Sherman Capital Group, L.L.C., a merchant banking organization which he founded in July 1988.

         Glenn R. Fitchet has served as President and a director of the Company since April 1994 and as Chief Executive Officer of the Company since May 1996. Mr. Fitchet was Vice President and General Manager of the Vodavi Division of Executone from January 1990 until April 1994. Mr. Fitchet served as Vice
President - Marketing and Manufacturing of Executone from July 1988 until January 1990 and as Vice President of Vodavi Technology Corporation from September 1984 to July 1988. Mr. Fitchet also served as Vice President - Sales and Marketing for Valcom, Inc. from December 1981 to August 1984 and as National Sales Manager for Siemens Information Systems from July 1976 until December 1981.

         Gilbert H. Engels has served as a director of the Company since January 1996. Mr. Engels currently is involved in commercial real estate development activities. From 1991 to 1993, Mr. Engels served as President of the Government and Institutional Systems Division of WilTel Communications Systems, Inc. Mr. Engels served as a Senior Vice President of TIE Communications, Inc., from 1971 to 1992, and served as President and Chief Executive Officer of TIE International, a division of TIE Communications, Inc., from 1971 to 1991 and as President and Chief Executive Officer of TIE Canada from 1990 to 1992. Mr. Engels was involved in sales and marketing activities in the telecommunications industry from 1957 to 1993.

         Stephen A McConnell has served as a director of the Company since January 1996. Mr. McConnell currently serves as the principal of Solano Ventures, an investment fund devoted to small- to mid-sized companies. In addition, Mr. McConnell has served as Chairman of the Board of Mallco Lumber & Building Materials since 1991. Mr. McConnell served as President of Belt Perry Associates, Inc. from 1991 to 1995 and as President and Chief Executive Officer of N-W Group, Inc., a publicly held company, from 1985 to 1991. Mr. McConnell currently serves as a director of Consolidated Carma Corporation and Express America Holdings Corp., both of which are publicly held companies. In addition, Mr. McConnell currently serves as a director of several privately held companies.

         Ki-Song Cho has served as a director of the Company since April 1997. Mr. Cho currently is President of North American Operations for LG Electronics U.S.A., Inc., an affiliate of LG Electronics Inc. ("LGE"), which is a significant stockholder of the Company. Mr. Cho also currently serves as a director of LGE, LG Electronics U.S.A., Inc., LG Electronics Canada, Inc., LG Electronics Mexico, Inc., LG Electronics Alabama, Inc., and Zenith Electronics, Inc., an affiliate of LGE. Mr. Cho joined LGE in October 1977 and has served in a number of capacities with LGE. LGE designated Mr. Cho to serve as a director of the Company and its subsidiary, Vodavi Communications Systems, Inc., pursuant to its rights under a stockholders' agreement among the Company and various stockholders. See "Security Ownership of Principal Stockholders, Directors, and Officers - Stockholders' Agreement."

         William J. Hinz has served as a director  of the  Company  since  April
1997. Mr. Hinz has served as Executive Vice President of Operations and a director of Stolper-Fabralloy Company, a precision aerospace engine component manufacturer, since March 1996. Mr. Hinz was Vice President of Global Repair and Overhaul Operations for AlliedSignal Aerospace Company from June 1994 until March 1996. During this period, Mr. Hinz also was responsible for aerospace aftermarket merger and acquisition activity. Mr. Hinz served as President of European Operations for AlliedSignal Aerospace Company from December 1991 until June 1994 and served in various other manufacturing management positions with AlliedSignal Aerospace Company from 1968 to 1991.

Meetings and Committees of the Board of Directors

         The Company's bylaws authorize the Board of Directors to appoint among its members one or more committees composed of one or more directors. The Board of Directors has appointed an Audit Committee, a Compensation Committee, and a Senior Stock Option Committee. The Audit Committee reviews the annual financial statements, the significant accounting issues, and the scope of the audit with the Company's independent auditors and is available to discuss with the auditors any other audit-related matters that may arise during the year. The Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for key executives of the Company. The Senior Stock Option Committee administers the Company's Amended and Restated 1994 Stock Option Plan with respect to the Company's executive officers, employee directors, and all persons who own 10% or more of the Company's issued and outstanding Common Stock. Messrs. McConnell, Engels, and Nam K. Woo, a former director of the Company, served as the members of the Audit Committee of the Board of Directors during 1996, with Mr. McConnell serving as Chair of the Audit Committee. Messrs. McConnell, Engels, and Woo served as the members of the Compensation Committee and the Senior Stock Option Committee of the Board of Directors during 1996, with Mr. Engels serving as Chair of the Compensation Committee and the Senior Stock Option Committee.

         The Board of Directors of the Company held a total of four meetings during the fiscal year ended December 31, 1996. The Company's Compensation Committee held two formal meetings, and the Company's Audit Committee held five formal meetings during the year ended December 31, 1996. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which such director was a member.

Director Compensation and Other Information

         Employees of the Company do not receive compensation for serving as members of the Company's Board of Directors. Each independent director receives an annual fee of $5,000, plus reimbursement for expenses incurred in attending meetings of the Board. Non-employees who serve as directors of the Company also receive automatic grants of stock options under the Company's Amended and Restated 1994 Stock Option Plan. See "Executive Compensation - Stock Option Plan."

                             EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

         The following table sets forth certain information with respect to the compensation received by the Company's Chief Executive Officer for the fiscal year ended December 31, 1996, and for the Company's other executive officers who received cash compensation in excess of $100,000 during fiscal 1996 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                             Long Term
                                                                            Compensation
                                                                            ------------
                                                                               Awards
                                                                            ------------
                                               Annual Compensation           Securities
                                         --------------------------------    Underlying          All Other
    Name and Principal Position          Year   Salary ($)(1)   Bonus ($)   Options(#)(2)    Compensation($)(3)
    ---------------------------          ----   -------------   ---------   -------------    ------------------
Glenn R. Fitchet, President and          1996        $157,476           --            --             $5,000
  Chief Executive Officer                1995         176,000           --            --              6,563
                                         1994         131,250           --            --             19,747

Steven A. Sherman,                       1996        $135,000           --            --                 --
  Chairman of the Board                  1995         150,000           --            --                 --
                                         1994         112,500           --            --                 --

Kent R. Burgess, Senior Vice             1996        $121,492           --        15,000                 --
  President - Operations and             1995         135,000           --            --                 --
  Secretary; President of                1994          42,816           --        25,000                 --
  Enhanced Systems, Inc.

Gregory K. Roeper, Vice                  1996        $121,492      $35,000        25,000               $988
  President - Finance, Chief             1995         135,000           --            --                880
  Financial Officer, and                 1994          12,981(4)        --        25,000                 --
  Treasurer

Larry L. Steinmetz, President            1996         $80,995      $56,434            --                 --
  of Vodavi Communications               1995          82,510       51,146            --                 --
  Systems, Inc.                          1994          50,866       25,395        45,000                 --

-----------------
(1) Except as otherwise indicated, amounts for 1994 represent amounts accrued or paid beginning April 1, 1994, the effective date of the acquisition of the Vodavi Division.
(2) The exercise price of all stock options granted were equal to the fair market value of the Company's Common Stock on the date of grant.
(3)      Amounts for 1996 represent payments related to life insurance policies.
(4) Represents amounts accrued or paid beginning in November 1994, the date of Mr. Roeper's employment with the Company.

Options Grants

         The following table sets forth certain information with respect to stock options granted to the Named Officers during the fiscal year ended December 31, 1996.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    Potential
                                                       Individual Grants                            Realizable
                                     -------------------------------------------------------     Value at Assumed
                                                    Percentage                                     Annual Rates
                                       Number of     of Total                                     of Stock Price
                                      Securities      Options                                    Appreciation for
                                      Underlying    Granted to        Exercise                    Option Term(2)
                                        Options    Employees in         Price     Expiration    -----------------
         Name                         Granted (#)   Fiscal Year       ($/Sh)(1)      Date        5%          10%
         ----                        ------------   -----------       ---------      ----        --          ---
Glenn R. Fitchet ...................      --             --              --           --          --         --
Steven A. Sherman...................      --             --              --           --          --         --
Kent R. Burgess ....................    15,000          5.6%            $6.00      2/26/2006    $55,600   $143,437
Gregory K. Roeper...................    25,000          9.3%            $6.00      2/26/2006    $94,334   $239,061
Larry L. Steinmetz .................      --             --              --           --          --         --

---------------------

(1) The options were granted at the fair value of the shares on the date of grant. The options vest and become exercisable in four equal annual installments beginning on the first anniversary of the date of grant, and have a ten-year term.
(2) Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of the Company's Common Stock. Actual gains, if any, on stock option exercises will depend upon the future market prices of the Company's Common Stock.

Recent Grants of Stock Options

         On February 27, 1997, the Company granted options to acquire 100,000 and 50,000 shares of Common Stock to Glenn R. Fitchet, the Company's President and Chief Executive Officer, and Larry L. Steinmetz, the President of the Company's wholly owned subsidiary Vodavi Communications Systems, Inc. ("VCS"), respectively.

Option Holdings

         The following table provides information on the value of each Named Officer's unexercised options as of December 31, 1996.

                             YEAR END OPTION VALUES

                                                  Number of Securities
                                                       Underlying                   Value of Unexercised In-the-
                                              Unexercised Options at Fiscal            Money Options at Fiscal
                                                      Year-End (#)                         Year-End ($)(1)
                                            ---------------------------------     ---------------------------------
            Name                              Exercisable     Unexercisable         Exercisable     Unexercisable
            ----                              -----------     -------------         -----------     -------------
Glenn R. Fitchet.......................           ---              ---                  ---              ---
Steven A. Sherman......................           ---              ---                  ---              ---
Kent R. Burgess........................          16,250          23,750                  $0              $0
Gregory K. Roeper......................          18,750          31,250                  $0              $0
Larry L. Steinmetz.....................          22,500          22,500                  $0              $0

------------------
(1) The exercise prices of all options held by the Named Officers were greater than the closing price of the Company's Common Stock on the Nasdaq National Market on December 31, 1996, which was $3.56 per share.

Employment Agreements

         The Company has entered into an employment agreement with Kent R. Burgess under which Mr. Burgess serves as President of the Company's wholly owned subsidiary, Enhanced Systems, Inc. ("Enhanced"), at a base salary of $121,500 per year. The employment agreement also provides that Mr. Burgess will be eligible to receive an annual bonus based upon specified performance criteria and up to a specified dollar amount, each to be determined by Mr. Burgess and approved by the Company's Board of Directors in advance of the beginning of each year during the term of the agreement. The initial term of the agreement continues through March 31, 1999, at which time the agreement will automatically renew for successive one-year terms unless and until terminated by either party giving written notice to the other not less than 60 days prior to the end of the then-current term.

         The Company has no written employment contracts with any of its other officers, directors, or employees. The Company, however, maintains agreements with each of its officers and employees that prohibit such persons from disclosing confidential information obtained while employed with the Company. The Company offers its employees medical, life, and disability insurance benefits. The executive officers and other key personnel of the Company (including directors who also are employees of the Company) are eligible to receive stock options under the Company's Stock Option Plan. See "Executive Compensation - Stock Option Plan."

401(k) Profit Sharing Plan

         In April 1994,  the Company  adopted a profit  sharing plan pursuant to
Section 401(k) (the "401(k) Plan") of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). Pursuant to the 401(k) Plan, all eligible employees may make elective contributions through payroll deductions. In addition, the 401(k) Plan provides that the Company may make matching and discretionary contributions in such amounts as may be determined by the Board of Directors. During fiscal 1996, the Company expensed discretionary contributions pursuant to the 401(k) Plan to all executive officers as a group in the amount of $3,000.

Stock Option Plan

         The Vodavi Technology, Inc. Stock Option Plan was adopted by the Company's Board of Directors in December 1994 and was approved by the stockholders of the Company in July 1995. The Board of Directors amended and restated the Stock Option Plan in February 1996, and the stockholders approved the amended and restated plan (the "Plan") on May 24, 1996. The Plan provides for (i) the granting of incentive stock options or nonqualified options to acquire Common Stock of the Company ("Options"); (ii) the granting of stock appreciation rights ("SARs"); (iii) the direct granting of the Company's Common Stock ("Stock Awards"); and (iv) the granting of other cash awards ("Cash Awards") (SARS, Stock Awards, and Cash Awards are collectively referred to herein as "Awards") to key employees of the Company or its subsidiaries and to consultants or independent contractors who provide valuable services to the Company or its subsidiaries ("Eligible Persons") under a Discretionary Program. The Plan also provides for automatic grants of stock options to non-employee directors of the Company under an Automatic Program. The Plan is intended to comply with Rule 16b-3 as promulgated under the Exchange Act with respect to persons subject to Section 16 of the Exchange Act. The Company believes that the Plan is important in attracting and retaining executives and other key employees and constitutes a significant part of the compensation program for Eligible Persons and non-employee directors, providing them with an opportunity to acquire a proprietary interest in the Company and giving them an additional incentive to use their best efforts for the long-term success of the Company. The Plan will remain in force until December 29, 2004.

         A maximum of 850,000 shares of Common Stock of the Company may be issued under the Plan. If any Option or SAR terminates or expires without having been exercised in full, stock not issued under such Option or SAR will again be available for the purposes of the Plan. There were outstanding Options to acquire 498,500 shares of the Company's Common Stock under the Plan as of December 31, 1996. On February 27, 1997, the Company granted Options to acquire 100,000 and 50,000 shares of Common Stock to Glenn R. Fitchet, the Company's President and Chief Executive Officer, and Larry L. Steinmetz, the President of VCS, respectively.

         Options that are incentive stock options may only be granted to key personnel of the Company (or its subsidiaries) who are also employees of the Company (or its subsidiaries). To the extent that granted Options are incentive stock options, the terms and conditions of those Options, including exercise price and expiration date, must be consistent with the qualification requirements set forth in the Internal Revenue Code. The maximum number of shares with respect to which Options or Awards may be granted to any one employee (including officers) during the term of the Plan may not exceed 50% of the shares of Common Stock authorized for issuance under the Plan.

         Under the Automatic Program, each non-employee director serving on the Board of Directors on the date the amendments to and restatement of the Plan were approved by the Company's stockholders received an automatic grant of Options ("Automatic Options") to acquire 5,000 shares of Common Stock on that date (an "Initial Grant"). Each subsequent newly elected non-employee member of the Board of Directors will receive an Initial Grant of Automatic Options to acquire 5,000 shares of Common Stock on the date of his or her first appointment or election to the Board of Directors. In addition, Automatic Options to acquire 5,000 shares of Common Stock will be automatically granted to each non-employee director at the meeting of the Board of Directors held immediately after each annual meeting of stockholders (an "Annual Grant"). A non-employee member of the Board of Directors will not be eligible to receive the Annual Grant if that option grant date is within 90 days of such non-employee member receiving his or her Initial Grant.

         To exercise an Option, the option holder will be required to deliver to the Company full payment of the exercise price for the shares as to which the Option is being exercised. Generally, Options may be exercised by delivery of cash, bank cashier's check, or shares of Common Stock of the Company.

Limitation of Director's Liability and Indemnification

         The Company's Amended Certificate of Incorporation (the "Amended Certificate") provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation law (the "Delaware GCL"). Under the Delaware GCL, a director may be held liable (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock purchases, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision in the Amended Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through
(iv) above. In addition, the Amended Certificate provides that any repeal or modification of this provision by the Company's stockholders will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or recision in the event of a breach of a directors' duty of care.

         The Company's Amended Certificate requires the Company to indemnify its directors, officers, and certain other representatives of the Company against expenses and certain other liabilities arising out of their conduct on behalf of the Company to the maximum extent permitted by the Delaware GCL. Indemnification is not available with respect to proceedings or claims initiated or brought voluntarily by an officer, director, or other representative of the Company against the Company unless such proceeding or claim is approved by the Board of Directors.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company, VCS, LGE, Steven A. Sherman, and Glenn R. Fitchet are parties to a stockholders' agreement (the "Stockholders' Agreement"). Under the terms of the Stockholders' Agreement, LGE has the right to purchase from the Company additional shares of the Company's Common Stock in order to maintain its percentage of ownership of the Company; certain of the shares of the Company's Common Stock issued to Mr. Sherman are held in escrow; and LGE has the right to designate a certain number of persons to serve as directors of both the Company and VCS. See "Security Ownership of Principal Stockholders, Directors, and Officers - Stockholders' Agreement."

         Under an agreement with LGE, the Company purchases certain of its key telephone systems and commercial grade telephones from LGE. The Company purchased approximately $5.8 million of key telephone systems from LGE during 1996. Under an agreement with LG Srithai, Inc. ("LGST"), a joint venture between LGE and a Thailand-based entity, the Company purchases certain of its telephone systems and commercial grade telephones from LGST. The Company purchased approximately $12.1 million of telephone systems and commercial grade telephones from LGST during 1996.

         In September 1995, the Company issued 325,679 shares of Common Stock and approximately $1.5 million to Michael Mittel, and 162,839 shares of Common Stock and approximately $733,000 to each of Fereydoun Taslimi and his wife, in exchange for their respective shares of common stock of Enhanced. As a result, Mr. Mittel and Mr. Taslimi each beneficially own approximately 7.5% of the Company's outstanding Common Stock. In addition, Mr. Mittel and Mr. Taslimi were the President and Vice President, respectively, of Enhanced until September 1996. The Company leases approximately 16,200 square feet of space in Norcross, Georgia, where the operations of Enhanced are located, from F&M Properties, a partnership owned by Messrs. Mittel and Taslimi. Rental payments under the lease were approximately $194,500 during the first year, with annual increases of approximately $8,000. The lease expires in August 2002. The Company believes that the terms of the lease are no less favorable to the Company than terms that could be obtained from an unaffiliated third party for comparable office space.

         In August 1996, Novatel Wireless, Inc. ("Novatel"), of which Steven A. Sherman is the Chairman of the Board, President, and a significant shareholder, acquired certain assets from NovAtel Communications, Ltd., a Canadian company. The acquired assets included an agreement with the Company to jointly develop certain wireless telephone systems (the "Wireless Agreement"). The Wireless Agreement requires the Company to purchase from Novatel, on a purchase order basis, minimum quantities of wireless base units and handsets. The Wireless Agreement establishes the minimum purchase obligations for the first year of the agreement and gives Novatel the right to change the Company's exclusive distribution right to a non-exclusive right in the event that the Company and Novatel are unable to agree upon the Company's minimum purchase obligations for subsequent years.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy

         The Company's Board of Directors has appointed a Compensation Committee (the "Committee") consisting entirely of non-management directors, which made decisions on compensation of the Company's executives during 1996. The Compensation Committee makes every effort to ensure that the compensation plan is consistent with the Company's values and is aligned with the Company's business strategy and goals.

         The Company's compensation program for executive officers consists primarily of base salary, bonus, and long-term incentives in the form of stock options. Executives also participate in various other benefit plans, including medical and retirement plans, which generally are available to all employees of the Company.

         The Company's philosophy is to pay base salaries to executives at levels that enable the Company to attract, motivate, and retain highly qualified executives. The bonus program is designed to reward individuals for performance based on the Company's financial results as well as the achievement of personal and corporate objectives that contribute to the long-term success of the Company in building stockholder value. Stock option grants are intended to result in minimal or no rewards if stock price does not appreciate, but may provide substantial rewards to executives as stockholders benefit from stock price appreciation.

         The Company follows a subjective and flexible approach rather than an objective or formula approach to compensation. Various factors (as discussed herein) receive consideration without any particular weighting or emphasis on any one factor. In establishing compensation for the year ended December 31, 1996, the Committee took into account, among other things, the financial results of the Company, compensation paid in prior years, and compensation of executive officers employed by companies of similar size in similar industries.

Base Salary and Annual Incentives

         Base salaries for executive positions are established relative to the Company's financial performance and comparable positions in similarly sized companies. From time to time, the Company may use competitive surveys and outside consultants to help determine the relative competitive pay levels. The Company targets base pay at the level required to attract and retain highly qualified executives. In determining salaries, the Committee also will take into account individual experience and performance, salary levels relative to other positions with the Company, and specific needs particular to the Company. The Committee's evaluating of the above factors is subjective and the Committee does not assign a particular weight to any one factor. As a result of the Company's operating results during 1995 and projected results for 1996, the Company's executive officers proposed a 10% reduction of their base salaries paid in 1995. The Committee approved the salary reduction for 1996.

         Annual incentive awards are based on the Company's financial performance and the efforts of its executives. Performance is measured based on profitability and revenue and the successful achievement of functional and personal goals. The Company paid bonuses to Gregory K. Roeper, the Company's Vice President -

Finance, Chief Financial Officer, and Treasurer, and to Larry L. Steinmetz, the President of VCS, during fiscal 1996. Mr. Roeper's bonus was based primarily on his performance with respect to the Company's successful completion of its initial public offering in October 1995. Mr. Steinmetz' bonus was determined as a percentage of sales of VCS during 1996.

Stock Option Grants

         The Company strongly believes in tying executive rewards directly to the long-term success of the Company and increases in stockholder value through grants of executive stock options. Stock option grants also will enable executives to develop and maintain a significant stock ownership position in the Company's Common Stock. The amount of options granted takes into account options previously granted to an individual. The Company granted options to acquire 15,000 and 25,000 shares of Common Stock to Kent R. Burgess and Gregory K. Roeper, respectively, during the year ended December 31, 1996.

Other Benefits

         Executive officers are eligible to participate in benefit programs designed for all full-time employees of the Company. These programs include medical insurance, a qualified retirement program allowed under Section 401(k) of the Internal Revenue Code, and life insurance coverage.

Compensation of the Chief Executive Officer

         The Committee evaluates the various factors described above in evaluating the base salary and other compensation of Glenn R. Fitchet, the Company's President and Chief Executive Officer. The Committee's evaluation of Mr. Fitchet's base salary is subjective, with no particular weight assigned to any one factor. As with the Company's other executive officers, as a result of the Company's operating results in 1995 and projected results for 1996, Mr. Fitchet proposed, and the Committee approved, a 10% reduction of Mr. Fitchet's base salary from his 1995 base salary. The Committee believes that this base salary is competitive with the base salary paid to chief executive officers of comparable companies.

Deductibility of Executive Compensation

         Section 162(m) of the Internal Revenue Code currently limits the deductibility for federal income tax purposes of compensation paid to the
Company's Chief Executive Officer and four other most highly compensated executive officers. The Company may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any fiscal year does not exceed $1.0 million. Qualifying performance-based compensation is not subject to the deduction limits if certain requirements are met. The Company does not believe that its compensation arrangements with any of its executive officers will exceed the limits on deductibility during its current fiscal year. The Company also intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with Section 162(m).

         This report has been furnished by the members of the Compensation Committee of the Board of Directors of Vodavi Technology, Inc.

                                Gilbert H. Engels
                               Stephen A McConnell

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Performance evaluation and compensation decisions relating to 1996 were made by the Compensation Committee of the Board of Directors, which consisted of Messrs. Engels, McConnell, and Nam K. Woo, a former member of the Board of Directors. In connection with the acquisition of the Company's business operations in April 1994, the Company VCS, LGE, Steven A. Sherman, Glenn R. Fitchet and certain other stockholders of the Company entered into the Stockholders' Agreement. See "Security Ownership of Principal Stockholders, Directors, and Officers - Stockholders' Agreement." In 1994, LGE designated Nam
K. Woo to serve as a director of the Company pursuant to its rights under the Stockholders' Agreement. Under the terms of its agreements with LGE and LGST, the Company purchased a total of approximately $17.9 million of key telephone systems and commercial grade telephones from LGE and LGST during 1996.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors, officers, and persons who own more than 10 percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors, and greater than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon the Company's review of the copies of such forms received by it during the fiscal year ended December 31, 1996, and written representations that no other reports were required, the Company believes that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10 percent of the Company's Common Stock complied with all Section 16(a) filing requirements during such fiscal year.

                                PERFORMANCE GRAPH

         The following line graph compares cumulative total stockholder returns, assuming reinvestment of dividends, for (i) the Company's Common Stock; (ii) the Standard & Poor's Small Cap 600 Index (the "Index"); (iii) a peer group consisting of the following four companies in the business telephone systems industry: Comdial Corp., Mitel Corp., Inter-Tel Corp., and Executone Information Systems, Inc. (the "New Peer Group"); and (iv) the peer group used by the Company for 1995 (the "Old Peer Group"), which consisted of the four companies that make up the New Peer Group plus Norstan, Inc. ("Norstan"). The Company did not include Norstan in the New Peer Group for 1996 because Norstan's business is not directly competitive with the Company's business.

         The graph assumes an investment of $100 in each of the Company's Common Stock, the Peer Group, and the Old Peer Group on October 6, 1995, the date on which the Company's Common Stock became registered under Section 12 of the Exchange Act as a result of the Company's initial public offering, and an investment in the Index of $100 on September 30, 1995. The graph covers the period from October 6, 1995 through December 31, 1996.

         The calculation of cumulative stockholder return on the Company's Common Stock does not include reinvestment of dividends because the Company did not pay dividends during the measurement period. The performance shown is not necessarily indicative of future performance.

                                     [GRAPH}

                         10/06/95     12/95      3/96     6/96     9/96    12/96
                         --------     -----      ----     ----     ----    -----
VODAVI TECHNOLOGY, INC.    100           91        98      114       79       50
NEW PEER GROUP             100          106       113      122      115      106
OLD PEER GROUP             100          106       104      186      175      165
S & P SMALLCAP 600         100          100       106      112      115      122

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                             DIRECTORS, AND OFFICERS

Principal Stockholders

         The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of April 11, 1997 by (i) each director of the Company, (ii) each executive officer of the Company, (iii) all directors and executive officers of the Company as a group, and (iv) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock.

                                                                           Shares Beneficially Owned
                                                                           -------------------------
Name of Beneficial Owner(1)                                             Number(2)(3)           Percent(3)
---------------------------                                             ------------           ----------
Directors and Executive Officers:
Steven A. Sherman........................................                  481,580(4)              11.1%
Glenn R. Fitchet.........................................                  250,000                  5.6%
Kent R. Burgess..........................................                   17,500(5)                *
Gregory K. Roeper........................................                   38,500(6)                *
Larry L. Steinmetz.......................................                   33,750(7)                *
Gilbert H. Engels........................................                   30,000(8)                *
Stephen A McConnell......................................                   11,700(8)                *
William J. Hinz..........................................                    5,000                   *
Ki-Song Cho (9)..........................................                        0                   *
All directors and officers as a
  group (nine persons)...................................                  868,030                 19.7%

Non-Management 5% Stockholders:
LG Electronics Inc.......................................                  812,500                 18.7%
Michael Mittel...........................................                  325,679                  7.5%
Fereydoun Taslimi........................................                  325,678                  7.5%

------------------
*    Less than 1% of the outstanding shares of Common Stock.
(1) Addresses of 5% stockholders: The address of Mr. Sherman and Sherman Capital Group, L.L.C. is 4757 E. Greenway Road, Suite 103-187, Phoenix, Arizona 85032; the address of Glenn R. Fitchet is 8300 East Raintree Drive, Scottsdale, Arizona 85260; the address of LG Electronics, Inc. is LG Twin Tower, West Tower 20F, #20, Yoido-dong, Youngdungpo-gu, Seoul 150-721,
     Korea; the address of Michael Mittel is 6135 River Cliff Drive, Atlanta, Georgia 30328; and the address of Fereydoun Taslimi is 3350 Spalding Drive, Dunwoody, Georgia 30350.
(2) Includes, when applicable, shares owned of record by such person's minor children and spouse and by other related individuals and entities over whose shares of Common Stock such person has sole or shared voting control or power of disposition. Also includes shares of Common Stock that the identified person had the right to acquire within 60 days of April 11, 1997, by the exercise of stock options.
(3) The percentages shown include the shares of Common Stock that each named stockholder has the right to acquire within 60 days of April 11, 1997. In calculating percentage ownership, all shares of Common Stock that the named stockholder has the right to acquire upon exercise of stock options within 60 days of April 11, 1997 are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by such stockholder, but are not deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by any other stockholder. Percentages may be rounded.
(4) Represents 253,250 shares of Common Stock held by Mr. Sherman; 4,000 shares held by Mr. Sherman as custodian for certain of his minor children; 86,830 shares held by Sherman Capital Group, L.L.C., of which Mr. Sherman is the managing member; and 137,500 shares held by Sherman Capital Partners, L.L.C., of which Mr. Sherman is a managing member. Mr. Sherman disclaims beneficial ownership of all shares held by Sherman Capital Group, L.L.C. and Sherman Capital Partners, L.L.C. except to the extent that his individual interest in such shares arises from his interest in each such entity.
(5) Represents 1,250 shares of Common Stock and 16,250 shares issuable upon exercise of vested stock options. Mr. Burgess serves as the Company's
     Senior Vice President - Operations and Secretary and as President of the Company's wholly owned subsidiary, Enhanced Systems, Inc.
(6) Represents 19,750 shares of Common Stock and 18,750 shares issuable upon exercise of vested stock options held by Mr. Roeper and 500 shares of Common Stock beneficially owned by Mr. Roeper's spouse as custodian for their minor child. Mr. Roeper serves as the Company's Vice President - Finance, Chief Financial Officer, and Treasurer.
(7) Represents 11,250 shares of Common Stock and 22,500 shares issuable upon exercise of vested stock options. Mr. Steinmetz serves as President of the Company's wholly owned subsidiary, Vodavi Communications Systems, Inc.
(8) The number of shares beneficially owned by each such person includes 5,000 shares issuable upon exercise of options that will vest within 60 days of April 11, 1997.
(9) Mr. Cho currently serves as a director and officer of LGE. LGE designated Mr. Cho to serve as a director of the Company pursuant to its rights under the Stockholders' Agreement. See "Security Ownership of Principal Stockholders, Directors, and Officers - Stockholders' Agreement." Mr. Cho disclaims beneficial ownership of any shares of the Company's Common Stock beneficially owned by LGE.

Stockholders' Agreement

         In connection with the acquisition of the Vodavi Division in April 1994, the Company, VCS, LGE, Steven A. Sherman, and Glenn R. Fitchet entered into the Stockholders' Agreement. The Stockholders' Agreement provides that, if at any time during the term of the Stockholders' Agreement the Company issues shares of Common Stock in a public offering or a private placement in an aggregate amount of 1% or more of the Company's issued and outstanding Common Stock, LGE has the right to purchase a sufficient number of shares being issued as may be required to enable it to maintain the percentage of ownership of Common Stock that it holds immediately prior to such sale or issuance. The purchase price to LGE for such shares will be the public offering price per share in the case of a public offering or the price per share paid by purchasers in any private placement.

         Also pursuant to the terms of the Stockholders' Agreement, Mr. Sherman and Mr. Fitchet have agreed to vote their shares of Common Stock to elect as directors of the Company that number of persons designated by LGE that comprises a percentage of the Board of Directors equal to LGE's then percentage of ownership of the Company's Common Stock. In addition, as long as LGE owns 8% or more of the outstanding Common Stock of the Company, those persons have agreed to vote their shares in favor of election of at least one designee of LGE as a director of the Company. All designees of LGE to the Board of Directors must be executive officers or directors of LGE, directors of any affiliate of LGE, or other persons reasonably acceptable to the Company and the other parties to the Stockholders' Agreement. Unless LGE consents in writing, no LGE designee may be removed as a director of the Company, except for cause. The Stockholders' Agreement also requires the Company to employ one of the LGE designees in a position and at such salary as is mutually agreed upon by the Company and LGE. The Stockholders' Agreement also establishes the Board of Directors of VCS at four directors, of which two must be designees of LGE, and provides that unless LGE consents in writing, no LGE designee to the Board of Directors of VCS may be removed, except for cause.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1997 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors anticipates that representatives of Arthur Andersen LLP will be present at the Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

                 DEADLINE FOR RECEIPT OF STOCKHOLDERS PROPOSALS

         Stockholder proposals that are intended to be presented at the annual meeting of stockholders of the Company to be held during calendar 1998 must be received by the Company no later than January 19, 1998 in order to be included in the proxy statement and form of proxy relating to such meeting.

                                  OTHER MATTERS

         The Company knows of no other matters to be submitted to the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                                           Dated: April 18, 1996

                             VODAVI TECHNOLOGY, INC.
                       1997 ANNUAL MEETING OF STOCKHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned stockholder of VODAVI TECHNOLOGY, INC., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated April 18, 1997, and hereby appoints Steven A. Sherman and Glenn R. Fitchet, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Stockholders of the Company, to be held on Monday, May 19, 1997, at 9:00 a.m., local time, at the Company's corporate headquarters at 8300 Raintree Road, Scottsdale, Arizona 85260, and at any adjournment or adjournments thereof, and to vote all shares of the Company's Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

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
1. ELECTION OF DIRECTORS:      [ ] FOR all nominees listed        [ ] WITHHOLD AUTHORITY to vote
                                   below (except as indicated)        for all nominees listed below.

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

      Steven A. Sherman, Glenn R. Fitchet, Stephen A McConnell, Gilbert H. Engels, Ki-Song Cho, William J. Hinz

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

    [ ]   FOR      [ ]    AGAINST    [ ]    ABSTAIN

And upon such matters which may properly come before the meeting or any adjournment or adjournments thereof.

(Continued, and to be signed and dated, on the reverse side.)

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS;
FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY; AND AS SAID PROXIES
DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

     A majority of such proxies or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.


Dated ______________, 1997                                                 _________________________________________________________
                                                                                                  Signature

                                                                           _________________________________________________________
                                                                                                  Signature

                                                                           (This Proxy should be dated, signed by the stockholder(s)
                                                                           exactly as his  or her name  appears hereon, and returned
                                                                           promptly  in  the  enclosed envelope. Persons  signing  a
                                                                           fiduciary capacity should so indicate. If shares are held
                                                                           by  joint   tenants  or   as  community  property,   both
                                                                           stockholders should sign.)


Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope. Votes must be indicated (x) in Black or Blue ink. |X|
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